Conference Call Transcript

SCST — Q3 2005 SCS Transportation Earnings Conference Call

Event Date/Time: Oct. 26. 2005 / 8:30AM CT

PRESENTATION
Operator

Good morning. My name is Cynthia, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the SCS Transportation third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS).

I would now like to turn the call over to today’s host, Greg Drown, SCS Transportation’s Treasurer.

Greg Drown

Thank you, Cynthia, and good morning, everyone. Before we begin, we’d like to remind you that the SEC encourages companies to disclose forward-looking information, so investors can better understand the future prospects of the Company and make important investment decisions. During this call, some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 could be made. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our earnings press release and most recent SEC filings for more information on the risk factors that could actual results to differ.

This morning, Bert Trucksess, our Chairman President, and CEO will make some opening comments on our third-quarter results, followed by Jim Bellinghausen, our CFO, who will provide an overview of our consolidated results and financial position. Bert will then provide some details on the performance of our operating segments before opening it up for your questions.

I will now turn the call over to Bert.

Bert Trucksess

Thank you, Greg, and good morning, everyone. We are encouraged that our earnings per share for the third quarter were up 9% from the prior year. Saia, the larger of our operating units, continued to grow and improved profitability, despite considerable challenges from two hurricanes that struck in the heart of their traditional territory.

With respect to Jevic, we made a management change in the third quarter. And while current results are still below acceptable levels, we’re pleased with the early progress under Dave Gorman’s new leadership.

Due to the strength of Saia’s performance, we achieved records in consolidated operating revenue and earnings per share, despite some unusual items that Jim will review. In a few minutes, I will go over trends and initiatives at our operating companies. But first, Jim will review the improvements in our consolidated results along with an update on capital expenditures and our financial position.

Jim Bellinghausen

Thanks, Bert. Good morning and thank you all for joining us. Consolidated revenue for the third quarter was 284.5 million, up 11% from the third quarter of 2004. Excluding fuel surcharges, revenue was up 5%. Operating income for the quarter was 13.9 million, up 3% from the third quarter of 2004. Net income in the quarter was 7 million, and earnings per share were $0.47 compared to $0.43 in the prior-year quarter.

As mentioned in our earnings release, the current quarter and year-earlier operating results were subject to several unusual items. The third quarter 2004 results included a 1.9 million charge, which resulted from unfavorable development of prior-year workers’ compensation claims, partially offset by a $600,000 gain on the sale of excess real estate both at Jevic for a net unfavorable impact of $0.05 per share.

The current quarter results are burdened by lost revenue and extra expenses caused by the two major hurricanes. Neither we nor our insurance underwriters have completed the assessment of this impact. And therefore, we did not include any recovery from our business interruption policy in third-quarter results. Any insurance recovery benefit will be recorded once the Company has reached a negotiated settlement.

This year’s third quarter also included a holding company charge of $800,000 or $0.03 per share for severance costs related to the Jevic leadership change. Our effective tax rate year to date was 40.7%, which we expect to be our full-year effective tax rate as well.

Year-to-date net capital expenditures were $42 million, and depreciation expense was $36 million. We expect net capital expenditures for 2005 to be between 65 and $75 million, including strategic real estate opportunities in Saia’s territory. Full-year consolidated depreciation expense is expected to be about $48 million. As of September 30, debt net of our 4 million cash position was 122 million, and our net debt-to-capital ratio was 36%.

During the quarter, the Company purchased 208,000 shares of our stock under the stock repurchase program announced in May. To date, we have completed 64% of the 20 million authorized for the program. The buyback program was accretive to third-quarter earnings per share by $0.01.

Now, I will turn it back to Bert to discuss the performance and progress at each of our operating companies.

Bert Trucksess

Thank you, Jim. Let’s start with results at Jevic, which represents about a third of consolidated revenue. In the third quarter, revenue was $86 million, up 1% from last year but down 4% if you exclude the impact of fuel surcharges. As you can see from the operating detail attached to our release, Jevic revenue reflected weak tonnage, particularly LTL, offset by higher prices due to the impact of fuel surcharges.

Operating income for the quarter was 1.4 million, which is better than the past two quarters but obviously below where it needs to be. We see some encouraging signs at Jevic; although, strengthening LTL volumes and improving profitability will be a multi-quarter process.

Service quality continues at Jevic as a result of operating and management changes implemented back in January. As evidence of that service quality, Jevic was recently named 2005 Carrier of the Year in the multi-region category by NASSTRAC in conjunction with Logistics Management Magazine.

With continued service consistency, we expect tonnage trends to re-build, producing operating leverage benefits. During September and into October, Jevic did see stronger truckload tonnage due to tight peak season capacity in the truckload sector. Key improvement initiatives at Jevic are focused on the basic fundamentals of growing LTL tonnage, improving cost effectiveness and improving revenue quality. First and foremost in generating growth in LTL tonnage, it is the service consistency. That is the foundation for the growth. This will be supplemented by sales and marketing initiatives that include leveraging Jevic’s heat fleet service, targeted sales efforts and an increased emphasis on the Company’s time definite services.

Secondly, initiatives to improve cost effectiveness are primarily focused on administrative expense reductions as well as operating efficiencies. Third-quarter salary and administrative headcount is down 8% from the third quarter of 2004. Freight delivery costs, a measure of terminal and network operating efficiency, improved 1.3% sequentially versus the second quarter, despite significantly increased purchased transportation costs, negative operating leverage from lower volume and a 2.3% dock-and-driver wage increase implemented in September.

Going forward, Jevic is pursuing additional cost efficiency opportunities. Third, Jevic is working to improve revenue quality with both improved pricing and an ongoing analysis of business segments and individual customer account profitability. Our intermediate goal for Jevic remains to achieve a level of profitability in the next 2 years that allows it to earn its cost of capital.

Now let’s talk about the third-quarter results at Saia, which accounts for the remaining two-thirds of consolidated revenue. Saia continues to successfully leverage opportunities for growth and improve profitability, even with the two hurricanes. Third-quarter revenue was 198 million, up 15% from the third quarter of 2004. Excluding fuel surcharges, revenue was up 10%. Saia is well positioned to benefit from a growing economy and recent industry consolidation.

In addition, Saia is benefiting from growth initiatives, including continued momentum from its 2004 Midwest expansion and the June launch of its Extreme Guarantee Service (ph) program. To date, 5,600 customers have signed up for this premium service program, which now accounts for about 11% of Saia revenue.

Saia LTL tonnage was up 7% in the quarter, and LTL revenue per hundredweight rose 7% — about 5% due to increased fuel surcharge. Saia produced third-quarter operating of 13.4 million, a 27% improvement year over year, driven by favorable revenue trends as well as effective cost management, offsetting much of a 2.9% wage increase implemented in August. The third-quarter operating ratio of 93.3 is a 60-basis point improvement over last year.

As Jim mentioned, these results are burdened by the impact of Hurricanes Katrina and Rita and do not include any potential recovery from business interruption insurance.

In summary, Saia is enjoying good momentum as evidenced by the record revenues and operating profits. We believe they are well positioned to continue to see operating leverage benefits, as they improve density in their current territory. Meanwhile, geographic expansion remains an important future objective for Saia, as they continue to evaluate opportunities to expand beyond the current 30-state territory.

Finally, I would like to discuss our outlook for SCS Transportation. Year-to-date earnings per share are $1.10. Third-quarter trends seasonally adjusted and excluding the hurricane and severance impacts have continued thus far into the fourth quarter. As we mentioned in our earnings release, we’re not providing guidance on the fourth quarter and thus the full year 2005. And this is consistent with our year-to-date practice of not providing individual quarter guidance. In addition as we plan for 2006, we have reevaluated the subject of guidance, and it is our intent to discontinue providing annual earnings guidance. Instead, we intend to provide more macro, longer-term perspectives on our business.

In that regard, let me offer some qualitative observations on our outlook. We continue to see a generally healthy economy; although, there is disparity among economists for the next couple quarters regarding the uncertain impact of higher energy prices and interest rates. We use the Blue Chip economic indicators as our primary source for economic projections. And the consensus forecasts for industrial production has been scaled back to a little over 2.5% for the next two quarters and returning to the mid-3% range for the last three quarters of 2006.

With respect to Saia, we anticipate that they will continue to grow revenue in existing geographies due to economic growth, targeted marketing initiatives and industry consolidation. We expect Saia to further improve profitability due to the operating leverage benefits of increased density as well as ongoing cost and revenue management programs. We’ll also continue to evaluate opportunities to grow Saia beyond its current 30-state network into adjacent states.

At Jevic, the new leadership is focused on improving profitability through rebuilding tonnage, improved cost effectiveness and revenue management. Jevic’s current profitability is not acceptable, and the goal is to earn a 10% cost of capital in 2 years, which equates to a 95-operating ratio.

In closing, we expect Jevic to be successful in achieving their goal, while Saia continues its past performance in both improving profitability and growing in excess of the base economy.

That concludes our comments. And now, we would be happy to open it up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Jack Waldo, Stephens Inc.

Jack Waldo

Nice quarter — wanted to first off touch on your outlook. You mentioned the Blue Chip economic forecast for the next two quarters. And I know historically, there’s been a pretty high correlation between Saia’s tonnage growth and industrial production. How do you see think the rebuilding efforts from the devastation of the hurricanes will play into that? Do you think that you have a opportunity to grow tonnage at a better rate than has historically been the case?

Bert Trucksess

Jack, that’s a good point. Because when we look at economic projections, that becomes kind of a macro base. And then from that, we will look at our own particular marketing initiatives, our own particular geographies and our own particular customer mix and adjustment from that. And to the extent there is a rebuilding effort in that Gulf Coast area, which indeed has been happening, we would expect some benefit from that.

Jack Waldo

What do you think the timeframe is on that? How long will those efforts last in a meaningful way?

Bert Trucksess

That’s a good question. I’m not sure I have a good feel on that. Certainly, there is going to be benefits to varying extents for the next 12 months. And then I think beyond, they’ll be benefits — perhaps not to the same extent.

Jack Waldo

And how is Saia positioned with the terminals that have been damaged to handle any of those efforts?

Bert Trucksess

We are in good shape now, Jack. We have a pretty extensive network in that part of the world. And Katrina affected us in New Orleans and Gulfport. And then, Rita affected Beaumont and Lake Charles. We are in full-service operation to those geographies through our network at present.

Jack Waldo

Then, I wanted to move a little bit — move on to Jevic. As we look at the Company’s taking strides to earn its cost of capital, it looks like there’s been some good cost controls this quarter. How much opportunity do you see there? How close will that get to you to earning your cost of capital before we have to get to a point where the operating leverage really has to kick in?

Bert Trucksess

I think we need a combination of things, Jack. Cost control is a never-ending process, especially as you have dynamic conditions in the marketplace. Like even right now, we might have defined what an optimal mix was for running the network and how we might use purchase transportation. And then when you get into some of the tight markets that we saw in September, where purchase transportation either was not available or available at extremely high prices, you then have to apply cost control efforts to re-optimize and change that. So that’s going to be ongoing.

But I think to achieve the goal, we are going to need a combination of things. We are going to need to have an ongoing continual focus on all the basic fundamentals at blocking and tackling in the terminals, on the dock, in the line haul operation. We will be looking at process design. We will be looking at bringing on some new tools to give us better information to run the business. We will be looking at particular — when me talked about customer and account profitability, that’s part of cost control too.

But in the end, we’re also going to need to have stable-to-building volumes. We are going to need all those things to be successful. I don’t think we cannot just save our way to prosperity or save our way to getting to that intermediate goal of the 95 operating ratio. It requires help in all those different initiatives.

Jack Waldo

And looking at Jevic’s tonnage growth or tonnage decline rather, you mentioned that truck load capacity had gotten tight I guess in September and then also October. What you think is happening to the core Jevic chemical business? Was that down 10%, but you had some spot market business offset that? How would you break down your tonnage decline?

Bert Trucksess

Well, certainly the chemical business is an extremely important segment for Jevic and one that remains our top priority in the future. You know just generally there, the basic chemicals, that is kind of a flattish-type market. There are segments in chemicals that were disrupted by the Gulf Coast market. There are segments in chemicals that are affected by high petroleum costs and the ripple effects of that, not only on them but on their customers. And meanwhile on specialty chemicals, it’s probably a bit more optimistic situation. So we are well positioned to capitalize on whatever happens with the chemical accounts.

With respect to truckload, one of the things that happened when truckload got in very tight capacity in September in particular — number one, we tended to have customers that we did not do business with historically call us for truckload shipments. And we actually had I will call it surge control programs to stream that business, and there was quite a bit of business that we just could not handle.

With respect to existing customers, the other thing we saw was some of our existing customers, when we would go into their locations, since they were having trouble moving some of their traditional truckload through what would be their conventional sources, they were asking for our help in moving that additional volume. And in some cases, it really wasn’t the kind of truckload freight that was good for us. In other cases, it might have been good if we had the opportunity ourselves to bring on some purchase transportation at affordable rates.

So quite frankly, it became an area that — number one, we had to really manage and control the volume. And then going forward, it’s an area that we’re taking a critical look at our pricing.

Operator

Jordan Alliger, Deutsche Bank.

Jordan Alliger

A couple of questions. One, can you talk — you had that sequential improvement in the Jevic margin percentage in the third quarter. I know you don’t give outlook per se. But when you say third-quarter trends continuing, is that implicit in there that margin trends or margin percentage is continuing as well?

Bert Trucksess

Yes, and there would be expected seasonal variations that we would expect to continue. If you look at our consolidated Company last year, our fourth-quarter earnings were — and remember too, we had noise in our third and fourth quarter last year — the fourth quarter was about 80% of the third quarter. And in Jevic’s case, the seasonality is a little bit — it’s a little bit different, and you have to just layer in the different effects. Remember at both companies, we had wage increases implemented in the third quarter that will be in effect for the full fourth quarter. At Saia, it was an August increase. At Jevic, it is a September increase. That is similar to what happened last year as well.

In addition, an important segment for Jevic is its heat fleet. And unlike a network LTL or a traditional truckload company, some of the seasonal drop-off that you will get in those companies is dampened because of the heat program and the fact that the customers like to use Jevic during the cold season because 50% of its trailers are heated.

Jordan Alliger

Jevic may not necessarily follow the broader (technical difficulty) trends to the same extent in other words?

Bert Trucksess

Well it will have its own seasonality trends. And certainly, the overall economic seasonal trends, the risk of weather. Those will affect Jevic just as well. And of course, on weather — the cold weather actually becomes a benefit to them.

Jordan Alliger

Is the volume decline in the third quarter at Jevic, is that sort of the — as you see it, it’s sort of like — sort of hit bottom on that rate of decline, and we start to build process in the fourth quarter? Or are we still a little bit aways away from the build process you’ve talked about?

Bert Trucksess

Well, that would be an interesting question to look back on some day. My outlook is I do feel that we have kind of hit bottom, and we’re rebuilding. The quality service that Jevic offers is really the foundation that I see. The one area that we would also look at is — remember, we are taking a critical look at pricing. And there may be some truckload business that through pricing, we rationed away or we upgrade. That is, we may ration some of that truckload business away, but the freight that we keep will be more profitable. But in terms of the kind of the macro issue, yes, I think things have stabilized and our positioned to rebuild.

Jordan Alliger

Well, said another way, in October, year-over-year drop-off at Jevic less pronounced?

Bert Trucksess

I’d rather say it this way is — kind of the run rates we saw in September are continuing.

Jordan Alliger

Better than July and August presumably?

Bert Trucksess

Yes. July was a pretty soft month.

Jordan Alliger

Then just a final question, the yields at Jevic were x fuel — were still slightly negative. And I’m wondering if that’s because the fuel surcharge mechanism for the used is part of the overall price mechanism? Or is there something else to the yields?

Bert Trucksess

Well certainly, the type of fuel surcharges that are being charged by not only our companies but everyone in our industry is increasingly (technical difficulty) a complex part of an overall price negotiation. So you have that going on. And in that regard, I would tell you that there is an increase blurring between some customers wanting to put more of their economic — more of the economic form of a price increase. Some want it more in fuel surcharge. Others want it less in fuel surcharge and more in the base rates. So that all gets blurred and gets a lot more complicated.

Some of Jevic’s chemical accounts themselves are under a lot of cost pressure on the effects of petroleum cost increases, both their cost and pushback from their customers. So it is definitely a factor. But I think overall, our companies are faring pretty well in managing the pass-through of the fuel surcharge.

Now one thing I would point out to you when you look at some of Jevic’s numbers too, we did have a slight reduction in length of fall. And if you look at the statistics page, take a look at both the LTL pricing, the TL pricing and then take a look at the total. And you will see that the total actually declined more than the line items. And that is because our percent of truckload further increased. So that is another kind of pricing fundamental that’s in there. You see, there’s been a mix change in terms of LTL and truckload mix. So don’t underestimate the mix effects.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield

Great quarter, Bert. I got to apologize; we actually got cut off as you were going into your discussion about the outlook. And we got back on just as you were finishing up with Jevic about your (technical difficulty) 10% cost of capital. I am not going to ask you to rehash that; I can get with you later on that.

So better thing I ask cause you to rehash that— again I apologize. But I just wanted to get your thoughts on growth at Saia. You talked a little bit about being able to continue to grow density within the network based on your expansion from last year and opportunities for geographic. Can you talk a little bit about kind of what density opportunities you have in that Midwest region, if there’s further opportunities, if you to spend a lot of money to add capacity to grow that geographic region?

Bert Trucksess

Okay. Well, first off, I believe that building density in our existing network is the most powerful thing we can do in terms of incremental profitability and is probably the biggest factor that separates Saia’s overall profitability from its best-in-class peers. And remember, not just in the Midwest but in various other geography in their 30-state network, that much of that geography has not been part of Saia for extended periods of time. There’s various dates that still have room to mature, and that would include parts of the West, even parts of the Southeast within some major historic states, maybe even some of the outlying areas.

So building density is a very meaningful opportunity for Saia. We have today — we have some facilities that are feeling some volume pressure. But for the most part, we probably have 8 — out of 128 facilities, there’s probably 8 to 10 that have different degrees of volume pressure. But the balance could just bring on additional business in a very attractive way. We presently are in the process of adding new facilities in Nashville and El Paso. And we’ve got major construction projects in Houston, Sacramento and Denver, which are markets where we’ve got some volume issues. So there’s just a lot of opportunity there.

And as we look at building density — number one, we expect to get it from the core economy. We are seeing benefits this year from some industry consolidation. We are pleased with these targeted marketing programs that I mentioned; the Extreme Guaranty is a good one.

With respect to the specific question of the Midwest, if you look at our Midwest regions in the third quarter, their revenue growth is about doubled what the system average is. And the lanes that go back and fourth from kind of the old traditional Saia to the what we would call the old Clark territory that we acquired, those lanes are up about 300% from a year-to-date run rate, so a lot of attractive growth in those individual lanes.

And then the other is — I mentioned geographic expansion. And when you do that that is not just adding the adjacent territory. That is also positioning you to even gain more density in your old geographies. So all these things are important to us. And again, I would say density is the biggest factor for improvement in taking Saia’s profitability, which is good, up to best-in-class levels.

Art Hatfield

One other thing — well a couple of other things. You mentioned seven or eight to ten terminals, and you’re doing some construction or I guess expansion in those areas. Do you feel good about being able to do that without any real big short-term detrimental impact to the OR?

Bert Trucksess

Yes. I think so. I mean take a facility like Houston; that’s a construction project. That’s a totally separate piece of land. We will move to that and move out of our current facility when we are finished. Now, we have had some situations in the past, where you’re trying to do a construction or an expansion to an existing facility. That could be a challenge. The past year, we added a second facility in Dallas. You do have to work through some of the operational challenges of how you take an attractive market like the Dallas/Fort Worth metropolitan area and optimize your operation with two facilities.

So yes, we feel that those things are manageable. And any bumps in the road will be worth the investment.

Art Hatfield

And finally, Bert, one of the things that has really helped position this industry I would say for its current strength is the consolidation that we have really seen over the last several years. Have you heard anything from your customers as to concerns they have about viability of carriers that they are currently working with? You don’t need to name names. But are you seeing opportunities that you will be able to benefit from further consolidation?

Bert Trucksess

Well, we think — you know, the market always has changes, and we don’t have any comments about individual companies. We just feel that if we focus on quality service, we manage our cost effectively, we are smart about the capacity that we have and focus on revenue mix management and pricing, that whatever changes occur in the marketplace, whether it be consolidation or whatever, that we will be in a good position to take care of those things.

So we are just optimistic about our positioning. We know that there will be changes in the markets that we operate. We think we have got the right strategies to respond to those changes.

Operator

(OPERATOR INSTRUCTIONS). Rhem Wood, BB&T Capital Markets.

John Barnes

Bert, it is John Barnes. Real quick, you rattled off a list of things that you all are attempting to do at Jevic. I mean just with customer profitability and more planning tools and that type of thing. I would imagine you are doing some degree of all of those things already. How much more do you think you can extract from the strategies that you’ve already implemented there?

And then I think even more importantly, you’re talking near-term of getting to a 5% margin at Jevic. Do you want to be in a 5% margin business longer-term? Or do you think there is the potential to get to a 10% margin in Jevic?

Bert Trucksess

Let me start with the second part of your question. When I referred to the 5% margin, I call that an intermediate call. Because really, I think that is a realistic 2-year goal for us to focus on. When we get to that point, then we will re-establish another goal. Because I think, implicit in your question is — if we can get to a 5%, certainly we can do better than that. So we would look at that only being an intermediate goal with more potential over time.

And I do think, while we have been working at various improvement initiatives year to date and even over the last couple years, I do feel that there is plenty of opportunity and new opportunity to take performance to higher levels through better execution as well as new initiatives and new processes. This is not — we’ve not exhausted all the improvement opportunities by far.

John Barnes

And then one thing that I’m not sure of I have heard you guys, and I’m sorry I got on a little bit late. In terms of Jevic, have you given thought to a strategy of shrinking the business versus growing the business? It seems to me, you had said you do not want to just cut costs and save your way to prosperity. But what about shrinking yourself to prosperity? It seems like there is too many assets chasing too little of that specialized freight out there in the marketplace. Is it a possibility? Or do you take the opposite tact, and you just try to grow it at all costs and just try to grow your way out of these issues?

Bert Trucksess

We cannot save our way to prosperity, and we can’t just grow our way out. We need to be smart about the segments and account profitability. And in that regard, kind of what I would see is something between. Where on a net basis, I would see the business growing. But as we grow, there are going to be segments. There are going to be situations, where we would say, this doesn’t have the right return on investment. And maybe to grow overall profitability, here’s a lane or here’s a segment or here’s a customer that we really need to shrink.

John Barnes

I see what you’re saying. And then lastly and not to put you on the spot with this, but Saia is blowing the doors off. That business seems to me like it’s beginning to hit on all cylinders. And I’m just curious; do you think running these two businesses side-by-side, even in the intermediate-term is the best way to unlock shareholder value? Or are you willing to explore other options as it revolves around Jevic in unlocking the true value of the Company?

Bert Trucksess

Well, I guess — we are responsive to whatever makes the right long-term sense to shareholders. So to that extent, we are open-minded. We believe that the right strategy for us today is to continue to grow and improve profitability at Saia and to improve core profitability at Jevic. So that is our goal. That is what we’re focused on. And meanwhile, we always keep an open mind to other things that might be in the best interest, long-term interest to shareholders.

John Barnes

Nice quarter.

Operator

Jack Waldo, Stephen’s Inc.

Jack Waldo

A few more questions. Looking at Saia’s tonnage growth in its original territory, how do these growth rates trend? What geographies were stronger? What were weaker?

Bert Trucksess

Overall, it was pretty good across the board. I mentioned that we had a higher rate in some of those Midwest regions. Certainly, New Orleans, not surprisingly, had a negative weather-related effect.

Jack Waldo

Can you quantify it?

Bert Trucksess

Well, let me put it this way. Even with the weather, they had positive revenue growth over the third quarter last year. It was probably about half or a third of the overall Company growth rate. So I guess the message, Jack, is if you look of the different regions of the country, even with the whether effects, it is pretty healthy growth across all the geographies with a bit of a haircut in the weather-affected areas and a benefit in those relatively newer Midwest markets.

Jack Waldo

In the New Orleans area, was tonnage down? Does pricing offset that? Was tonnage flat?

Bert Trucksess

I don’t have a breakdown of tonnage and revenue by region. But certainly, if the revenue was up — if the revenue was up say 5%, that would have been a combination of — that would have had higher prices. So that would have suggested probably flattish volume.

Jack Waldo

And then, when we see any insurance recovery come to you guys in the upcoming quarters, how will that flow through the cash — income statement?

Bert Trucksess

Well, they are very complicated claims. Jim, where do you think we would report that on the income statement?

Jim Bellinghausen

The recovery, you have some flexibility under the accounting rules. But we would obviously — anything that would be significant would be highlighted in disclosures, Jack. So probably it would follow what the largest piece of the recovery is but probably in other operating expense.

Bert Trucksess

In any event, I think as Jim mentioned, we anticipate that that would be something that we would highlight and tell you at the time exactly where it is. And of course in addition to the income statement, there will be a portion of effect that would be on the balance sheet because there’s property implications as well.

Jack Waldo

And have you had to pay any deductibles?

Bert Trucksess

Well in effect, yes. We are running the business. We are incurring — we incurred the extra expenses. We are doing things and financing that out of our operations.

Jim Bellinghausen

Said another way, any recovery will be net of any deductible.

Jack Waldo

Understood. On your CapEx and D&A guidance, you mentioned some strategic property purchases. Where are these being made?

Bert Trucksess

Let’s see. We are in the process of buying a facility in Nashville. We bought one in El Paso. We are — we have construction projects in Houston, Sacramento and Denver. We added a second terminal in Dallas.

Jack Waldo

Do you have any dormant facilities right now?

Bert Trucksess

You know, we probably have some that we have leased out. There’s not — I’m not aware of one just kind of sitting there being unused that would be relevant to — be a likely candidate to bring into operations in a meaningful way.

Jack Waldo

And then your D&A expense continues to trend down on a sequential basis. What is causing this?

Jim Bellinghausen

Well, I guess it has been roughly 12 million a quarter plus or minus 100,000 or so a quarter. But I don’t see a significant trend down on a quarter-by-quarter basis.

Bert Trucksess

I would expect it is going to trend up over time, Jack. Just because the capital programs, the cost of revenue equipment, those units’ costs are the biases that go up. And with our overall consolidated growth, we’re going to be buying more units than we retire.

Jack Waldo

And then last thing on your fuel surcharge programs, how much are they differentiated between Saia and Jevic? How much of the rising fuel prices do you think you recuperate at Jevic relative to what you do at Saia?

Bert Trucksess

Well, both companies have their own fuel surcharge mechanism. And of course with all their customers, they implement that through individual negotiations. You can see, you can derive from our supplemental financial schedules the amount of fuel surcharge revenue that is collected at both companies. And other than that, I would tell you that fuel is a larger percent of total cost at Jevic than it is at Saia.

And then of course, the other wild card here is, it is also a cost component in purchase transportation that we buy; it’s just not detailed out. And I would tell you that some of the purchase transportation rates that we are seeing are just numbers that one would not have believed a year ago.

Jack Waldo

So as we often talk about truckload carriers, we can often quantify how much rising fuel prices negatively impact earnings. Is it the same thing with Jevic? Do rising fuel prices negatively impact earnings?

Bert Trucksess

No, I think overall when you put all the pieces together, you should still think about it that the fuel surcharges and the fact that the fuel costs is a lower percent of cost than it is for the truckload companies that you should look at this as covering the costs at Jevic.

Jack Waldo

At Jevic. Okay.

Bert Trucksess

It certainly does complicate customer discussions.

Operator

At this time, there are no further questions. Mr. Trucksess, are there any closing remarks?

Bert Trucksess

No. That concludes our call. Thank you for joining us, and we look forward to talking with everybody in January. Thank you.

Operator

Thank you for participating in today’s SCS Transportation third-quarter earnings conference call. You may now disconnect.